UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2010

CATERPILLAR INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)

100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)

Registrant’s telephone number, including area code: (309) 675-1000

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.425)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On November 14, 2010, Caterpillar Inc., a Delaware corporation (“Caterpillar”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bucyrus International, Inc., a Delaware corporation (“Bucyrus”), and Badger Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Caterpillar (“Sub”).

Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of certain closing conditions, Sub will merge with and into Bucyrus, with Bucyrus surviving as a wholly owned subsidiary of Caterpillar (the “Merger”). At the effective time of the Merger, each issued and outstanding share of Bucyrus common stock (other than shares owned by Bucyrus, Caterpillar or Sub or any other direct or indirect wholly owned subsidiary of Caterpillar, and shares for which appraisal rights are properly exercised) will be converted into the right to receive $92.00 in cash, without interest.  The anticipated aggregate consideration to be paid by Caterpillar to Bucyrus’ stockholders to consummate the Merger is approximately $7.6 billion.

Caterpillar and Bucyrus have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants that Bucyrus (i) will conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the effective time of the Merger, and (ii) subject to certain customary exceptions, that the Board of Directors of Bucyrus will call and hold a special stockholders’ meeting and recommend adoption by its stockholders of the Merger Agreement and will not solicit alternative business combination transactions.

The completion of the Merger is subject to various conditions, including (i) adoption by Bucyrus stockholders of the Merger Agreement, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and obtaining antitrust approvals in certain other jurisdictions and (iii) other customary closing conditions.  The completion of the Merger is not subject to a financing condition.

The Merger Agreement contains specified termination rights for both Bucyrus and Caterpillar.  If the Merger Agreement is terminated under certain specified circumstances, Bucyrus must pay Caterpillar a termination fee of $200 million.

Bridge Facility Commitment Letter

On November 14, 2010, and in connection with entering into the Merger Agreement, Caterpillar entered into a commitment letter (the “Commitment Letter”) with JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities LLC (“J.P. Morgan”).  Under the Commitment Letter, JPMCB is authorized to act as administrative agent, and J.P. Morgan is authorized to act as sole lead arranger and sole bookrunner. The Commitment Letter provides that, subject to the conditions set forth therein, JPMCB will commit to provide an aggregate principal amount of $8.6 billion under a one-year unsecured term loan credit facility (the “Bridge Facility”).  Caterpillar may issue senior notes and/or equity in lieu of all or a portion of the drawing under the Bridge Facility and, if Caterpillar chooses to draw under the Bridge Facility, it may refinance all or a portion of the Bridge Facility at a later date.  The proceeds from these borrowings or issuances will be used by Caterpillar to pay a portion of the consideration to be paid in the Merger, to refinance existing indebtedness of Bucyrus and to pay related fees and expenses.  The commitment to provide the Bridge Facility is subject to certain conditions, including the absence of a Closing Company Material Adverse Effect (as defined in the Merger Agreement), the maintenance by Caterpillar of certain minimum credit ratings, the negotiation of definitive documentation and other customary closing conditions.

Caterpillar will pay certain customary fees and expenses in connection with obtaining the Bridge Facility, including an underwriting fee, which was paid by Caterpillar following execution of the Commitment Letter.  J.P. Morgan is providing certain advisory and other services to Caterpillar in connection with the Merger and related financing.

The foregoing summaries of the Merger Agreement and the Commitment Letter, and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of such agreements, which are filed herewith as Exhibits 2.1 and 10.1, respectively, and incorporated herein by reference. The Merger Agreement has been included to provide investors and security holders with information regarding its terms and conditions. It contains certain representations, warranties and covenants of Caterpillar and Bucyrus, which were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Caterpillar, Bucyrus or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Caterpillar’s public disclosures.

Item 9.01.              Financial Statements and Exhibits

Number	Description

2.1	Agreement and Plan of Merger, dated as of November 14, 2010, by and among Caterpillar Inc., Badger Merger Sub, Inc. and Bucyrus International, Inc.

10.1	Senior Bridge Term Loan Credit Facility Commitment Letter, dated as of November 14, 2010, by and among Caterpillar Inc., JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC.

*********************************************************************

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATERPILLAR INC.

Dated: November 18, 2010	By:	/s/ James B. Buda
		Name:	James B. Buda
		Title:	Vice President and Chief Legal Officer